ADMINISTRATIVE SERVICE AGREEMENT

This Administrative Service Agreement (the “Agreement”), effective this 7th day of August, 2007 is made by and between Nationwide Financial Services, Inc. (“NFS”) and Davis Distributors, LLC (the “Company");

WHEREAS, the Company is responsible for certain administrative functions associated with each series of the Funds (each a “Fund”) set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, NFS or its designee provide certain administrative services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the “Variable Products”) issued by Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Nationwide Life Insurance Company of America and/or Nationwide Life and Annuity Company of America (collectively, “Nationwide”) through certain Nationwide Variable Accounts; and

WHEREAS, the Funds will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously or contemporaneously entered into by Nationwide and the Company and/or Funds; and

WHEREAS, the Company recognizes substantial savings of administrative expenses as a result of NFS or its subsidiaries performing certain administrative services (“Services”) on behalf of the Funds; and

NOW, THEREFORE, NFS and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:

1.
NFS or its designee agrees to provide Services for the contract owners of the Variable Products who choose the Funds as underlying investment options. Such Services will include those described on Exhibit B.

2.
In consideration for the Services to be provided by NFS to the Variable Products pursuant to this Agreement, the Company will calculate and pay NFS a fee (“Service Fee”) at an annualized rate equal to the rates shown on Exhibit A of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

3.	The Service Fees will be paid to NFS as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Service Fees will be paid on a monthly basis.

4.
NFS and the Company agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds.

5.
The parties agree that a Service Fee will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts.  This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement(s) with Nationwide.

6.
The Company recognizes that NFS incurs certain expenses relating to offering Funds in the Nationwide Advisory Services Program for Variable Account-13. If the Company has Funds participating in Nationwide Variable Account-13, the Company agrees to pay a [$X] set up fee, per fund and a [$X] annual maintenance fee per year, per fund.  NFS will invoice the Company annually for these fees.

7.
Either party may terminate this Agreement by at least 90 days’ written notice to the other.  In addition, NFS or the Company may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; (2) if NFS or the Company engage in any material breach of this Agreement; or (3) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940.  This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund’s inclusion as an underlying investment option in the Variable Products and in such event no notice is required under this Agreement.

8.	Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to NFS:

Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215
Attention: Securities Officer
Fax: (614) 249-2112

If to the Company:

         2949 East Elvira Road, Suite 101
Tucson, Arizona 85706
Attention: Kenneth Eich, Chief Operating Officer
Fax:  (520) 806-7657

11.
This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of Ohio.  This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

12.
Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

13.
This Agreement may not be assigned unless agreed to by the parties in writing, except that it shall be assigned automatically to any successor either party, and any such successor shall be bound by the terms of this Agreement.

14.
 NFS agrees to indemnify and hold harmless the Company and their officers and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of NFS under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

The Company agrees to indemnify and hold harmless NFS and its officers and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company under this Agreement, except to the extent that such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of NFS in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

NATIONWIDE FINANCIAL SERVICES, INC.

By:

Name:

Title:

DAVIS DISTRIBUTORS, LLC

By:

Name:

Title:

EXHIBIT A
TO ADMINISTRATIVE SERVICE AGREEMENT

FUNDS

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

Davis Value Portfolio
Davis Financial Portfolio
Davis Real Estate Portfolio

SERVICE FEES

The Company agrees to pay NFS an amount equal to XX basis points ([X.XX%]) per annum of the average aggregate amount invested by NFS in the Company under this Agreement. Such payments will be made monthly. From time to time, the Parties hereto shall review the Service Fee to determine whether it reasonably approximated the incurred and anticipated costs, over time, of NFS in connection with its duties hereunder. The parties agree to negotiation in good faith any change to the Service Fee proposed by another Party in good faith.

EXHIBIT B

TO ADMINISTRATIVE SERVICE AGREEMENT

Services Provided by NFS

Pursuant to the Agreement, NFS shall perform all administrative and shareholder services with respect to the Variable Products, including but not limited to, the following:

1.
Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners.  NFS will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of NFS (or its designee) as record owner of shares owned by contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.
Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.

6.	Generating written confirmations and quarterly statements to Contract owners/participants.

7.
Distributing to contract owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.